SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

AML COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	77-0130894
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1000 Avenida Acaso
Camarillo, California	93012
(Address of principal executive offices)	(Zip Code)

2005 EQUITY INCENTIVE PLAN

(Full title of the plan)

Jacob Inbar

1000 Avenida Acaso

Camarillo, California 93012

(Name and address of agent for service)

(805) 388-1345

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common Stock, par value $0.01 per share	150,000	$1.28	$192,000	$20.54

(1) These shares of Common Stock are reserved for issuance pursuant to the 2005 Equity Incentive Plan of AML Communications, Inc. Pursuant to Rule 416(a), there is also being registered such indeterminable number of additional shares as may be issued as a result of an adjustment in the number of shares in the event of a stock split, stock dividend or similar capital adjustment, as required by the 2005 Equity Incentive Plan.

(2) Estimated pursuant to Rule 457(c) and 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices as reported on the OTC Electronic Bulletin Board on January 31, 2006.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

This Registration Statement on Form S-8 is being filed for the purpose of registering 150,000 shares of the Registrant’s Common Stock available for issuance under the Registrant’s 2005 Equity Incentive Plan.

Item 3.                                                           Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference into this registration statement:

(a)                                  The Registrant’s Annual Report on Form 10-KSB for the fiscal year ended March 31, 2005, as amended;

(b)                                 The Registrant’s Quarterly Reports on Form 10-QSB for the quarters ended June 30, 2005 and September 30, 2005;

(c)                                  All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since March 31, 2005;

(d)                                 The description of the Registrant’s common stock, set forth under the heading “Description of Capital Stock” in the Registrant’s Registration Statement on Form SB-2, as amended (Registration No. 33-99102-LA), together with any amendment or report filed with the Commission for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.                                                           Description of Securities.

Not applicable.

Item 5.                                                           Interests of Named Experts and Counsel.

Richardson & Patel LLP, outside counsel to the Registrant, will pass upon the validity of the shares of the Registrant’s Common Stock registered pursuant to this Registration Statement on Form S-8.

Item 6.                                                           Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors of AML Communications, Inc. (“AML”) under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. AML’s Charter and Bylaws and the indemnification agreements between AML and its officers and directors provide, in effect, that, to the fullest extent and under the circumstances permitted by Section 145 of the DGCL, AML will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is a director or officer of AML or is or was serving at the request of AML as a director or officer of another corporation or enterprise. AML may, in its discretion, similarly indemnify its employees and agents. The Charter relieves its directors from monetary damages to AML or its stockholders for breach of such director’s fiduciary duty as directors to the fullest extent permitted by the DGCL. Under Section 102(b)(7) of the DGCL, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty, (ii) for failure to act in good faith, (iii) for intentional misconduct or knowing violation of law, (iv) for willful or negligent violation of certain provisions in the DGCL imposing certain requirements with respect to stock repurchases, redemption and dividends, or (v) for any transactions from which the director derived an improper personal benefit. Depending upon the character of the proceeding, under Delaware law, AML may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful. To the extent that a director or officer of AML has been successful in the defense of any action, suit or proceeding referred to above, AML will be obligated to indemnify him or her against expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith.

Item 7.                                                           Exemption from Registration Claimed.

Not applicable.

Item 8.                                                           Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

5.	Opinion of counsel regarding legality of the securities being registered hereby.
23.1	Consent of Richardson & Patel LLP (included in Exhibit 5)
23.2	Consent of Kabani & Company, Inc.
23.3	Consent of Singer Lewak Greenbaum & Goldstein LLP
99.1	2005 Equity Incentive Plan of AML Communications, Inc.

Item 9.                                                           Undertakings.

(a)                                  The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (1) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camarillo, State of California, on this 6th day of February 2006.

AML COMMUNICATIONS, INC.
A Delaware Corporation

/s/ Jacob Inbar
By: Jacob Inbar
Its: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Form S-8 registration statement has been signed by the following persons in the capacities and on the dates indicated:

Dated: February 6, 2006	/s/ Jacob Inbar
Jacob Inbar, President, Chief Executive Officer and Chairman of the Board

Dated: February 6, 2006	/s/ Tiberiu Mazilu
Tiberiu Mazilu, Vice President-Engineering and Director

Dated: February 6, 2006	/s/ Edwin J. McAvoy
Edwin J. McAvoy, Secretary, Vice President-Sales, and Director

Dated: February 6, 2006	/s/ James M. Fornear
James M. Fornear, Chief Financial Officer

Dated: February 6, 2006	/s/ David A. Derby
David A. Derby, Director

Dated: February 6, 2006	/s/ Richard W. Flatow
Richard W. Flatow, Director

Dated: February 6, 2006	/s/ Gerald M. Starek
Gerald M. Starek, Director

INDEX TO EXHIBITS

Exhibit Number	Description

5.	Opinion of counsel regarding legality of the securities being registered hereby.
23.1	Consent of Richardson & Patel LLP (included in Exhibit 5)
23.2	Consent of Kabani & Company, Inc.
23.3	Consent of Singer Lewak Greenbaum & Goldstein LLP
99.1	2005 Equity Incentive Plan of AML Communications, Inc.